     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 21, 1997

                                                          Registration No. 333-

===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ________________

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                ________________

                               FORE SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)


            DELAWARE                                            25-1628117
(State or other jurisdiction of                              (I.R.S. Employer
 incorporation or organization)                            Identification No.)


                                 1000 FORE DRIVE
                      WARRENDALE, PENNSYLVANIA 15086-7502
                                 (412) 742-4444
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ________________

                                 ERIC C. COOPER
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                               FORE SYSTEMS, INC.
                                1000 FORE DRIVE
                      WARRENDALE, PENNSYLVANIA 15086-7502
                                 (412) 742-4444
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


                                    Copy to:

                            CHRISTOPHER H. GEBHARDT
                               CORPORATE COUNSEL
                               FORE SYSTEMS, INC.
                                1000 FORE DRIVE
                      WARRENDALE, PENNSYLVANIA 15086-7502
                                 (412) 742-7658


         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after this registration statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box.  [   ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________________

         If delivery of the prospectus is expected to be made pursuant to Rule
434, please check the following box.  [   ]

                                ________________

                        CALCULATION OF REGISTRATION FEE

==============================================================================================================================
                                          AMOUNT          PROPOSED MAXIMUM        PROPOSED MAXIMUM
      TITLE OF EACH CLASS OF               TO BE           OFFERING PRICE        AGGREGATE OFFERING           AMOUNT OF
    SECURITIES TO BE REGISTERED       REGISTERED (1)       PER SHARE (1)             PRICE (1)            REGISTRATION FEE
==============================================================================================================================
Common Stock, par value
   $.01 per share                    3,940,728 shares         $13.94                $54,933,749                $16,647
==============================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee; computed in accordance with Rule 457(c) on the basis of the average of the high and low sales prices for the Common Stock on April 18, 1997 as reported on the Nasdaq National Market

                                ________________

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


================================================================================

                  SUBJECT TO COMPLETION, DATED APRIL 21, 1997

        INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.

                               FORE SYSTEMS, INC.

                                3,940,728 SHARES

                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)

                            _______________________

         The common stock, par value $.01 per share ("Common Stock"), of FORE Systems, Inc. (the "Company") is quoted on the Nasdaq National Market. The last reported sale price of the Common Stock on the Nasdaq National Market on April 18, 1997 was $13 5/8 per share.

                            _______________________

             SEE "RISK FACTORS" FOR CERTAIN CONSIDERATIONS RELEVANT
                     TO AN INVESTMENT IN THE COMMON STOCK.
                            _______________________

         This Prospectus relates to the offering of an aggregate of 3,940,728 shares of Common Stock (the "Shares"), of which 253,136 shares are held of record by Bing Yang, 395,628 shares are held of record by Gregor N. Ferguson, 203,560 shares are held of record by Peter J. Nesbeda, 41,827 shares are held of record by Jeffrey P. McCarthy, 33,462 shares are held of record by Raymond W. DeZenzo, Jr., 30,673 shares are held of record by Caralyn A. Brown, 101,780 shares are held of record by David E. Schantz, 1,249,155 shares are held of record by Matrix Partners IV, L.P. ("Matrix Partners IV"), 1,022,700 shares are held of record by North Bridge Venture Partners, L.P. ("North Bridge"), 65,745 shares are held of record by Matrix IV Entrepreneurs Fund, L.P. ("Matrix IV Entrepreneurs"), 29,220 shares are held of record by Anthony J. Medaglia, Jr., 29,220 shares are held of record by Gary Bowen and an aggregate of 484,622 shares are held of record by Christopher M. Aldrich, Salvatore I. Anfuso, Derek Sen-Wen Chen, Ann M. Correa, Gregory A. Heidelberger, Dave A. Kopp, Diana S. Ng, Catherine A. Presti, Ronald F. Presti, Britt A. Ritzinger, Christopher Roche, Cheryl B. Scattaglia, Steve H. Sherry, Brian M. Sullivan, San Qi Li, Rock Ventures, LLC, Steve Tabaska, Alan Taffel, Telechoice, Inc., Eric MacDonald, David Sung and Marden Marshall. Bing Yang, Gregor N. Ferguson, Peter J. Nesbeda, Jeffrey P. McCarthy, Raymond W. DeZenzo, Jr., Caralyn A. Brown, David E. Schantz, Matrix Partners IV, North Bridge, Matrix IV Entrepreneurs, Anthony J. Medaglia, Jr., Gary Bowen, Christopher M. Aldrich, Salvatore I. Anfuso, Derek Sen-Wen Chen, Ann M. Correa, Gregory A. Heidelberger, Dave A. Kopp, Diana S. Ng, Catherine A. Presti, Ronald F. Presti, Britt A. Ritzinger, Christopher Roche, Cheryl B. Scattaglia, Steve H. Sherry, Brian M. Sullivan, San Qi Li, Rock Ventures, LLC, Steve Tabaska, Alan Taffel, Telechoice, Inc., Eric MacDonald, David Sung and Marden Marshall are referred to herein collectively as the "Selling Stockholders."

         The purpose of this Prospectus is to permit the Selling Stockholders and any persons to whom such Selling Stockholders may assign their registration rights pursuant to the Registration Rights Agreement discussed below, if they desire, to dispose of some or all of the Shares at such times as they choose. Whether such sales will be made and the timing and amount of any sale is within the sole discretion of each Selling Stockholder. The Shares offered hereby may be sold by the Selling Stockholders in open market transactions, privately negotiated transactions or a combination of such methods of sale. Such sales may be made in the open market, or otherwise at prices and at terms then prevailing or at prices related to the then-current market price or in negotiated transactions. See "Plan of Distribution."

         The 3,940,728 Shares offered hereby were acquired by the Selling Stockholders in connection with the merger, effective December 23, 1996, of Alpha Acquisition Corporation ("Alpha"), a wholly-owned subsidiary of the Company, with and into Cadia Networks, Inc. ("Cadia").

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.

                                ______________


                The date of this Prospectus is April ___, 1997.

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, reports, proxy statements, registration statements and certain other filings made with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's site on the Internet's World Wide Web, located at http://www.sec.gov. The registration statement of which this Prospectus forms a part, including all exhibits thereto and amendments thereof, has been filed with the Commission through EDGAR.

        The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the offering made hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which are omitted in accordance with the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any agreement or other document are summaries which are not necessarily complete and in each instance reference is made to the copy of such agreement or other document filed as an exhibit to the Registration Statement, each such statement herein being qualified in all respects by such reference. Such additional information may be obtained from the Commission's principal office in Washington, D.C. as set forth above. For further information, reference is hereby made to the Registration Statement.


               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1996, the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1996, the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1996, the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1996, the Company's Current Report on Form 8-K, filed with the Commission on April 21, 1997, the Company's Current Report on Form 8-K, filed with the Commission on January 7, 1997, the Company's Report on Form 10-C dated June 13, 1996 and the description of the Common Stock contained in the Company's Registration Statement on Form 8-A, dated May 13, 1994, under the Exchange Act are hereby incorporated by reference into this Prospectus. All reports and other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering described herein shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The Company will provide, without charge, to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy (without certain exhibits) of any or all documents incorporated by reference into this Prospectus. Requests for such copies should be directed to Investor Relations, FORE Systems, Inc., 1000 FORE Drive, Warrendale, Pennsylvania 15086-7502, telephone (412) 742-4444.

                                  RISK FACTORS

         Prospective investors should consider carefully the following factors, in addition to the other information contained in this Prospectus or incorporated herein by reference, in evaluating an investment in the shares of Common Stock offered hereby.

         The following risk factors, in addition to the risks described elsewhere in the reports and other filings incorporated herein by reference, may cause actual results to differ materially from those in any forward-looking statements contained herein, under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1996, Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1996, Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1996 and Annual Report on Form 10-K for the fiscal year ended March 31, 1996, as well as under the caption "Business - Strategy" in such Form 10-K and other such statements contained in the reports and other filings incorporated herein by reference or which have otherwise been made or may be made in the future by the Company or its representatives:

SUBSTANTIAL DEPENDENCE ON ATM; EARLY STAGE OF MARKET DEVELOPMENT. Asynchronous Transfer Mode ("ATM") is an industry standard for high-speed local-area and wide-area networking. Although many network equipment suppliers have introduced or announced plans to introduce ATM-based products and several public carriers have implemented or announced plans to implement ATM services, the ATM market is still emerging and only a limited number of users have installed ATM networks. Sales of ATM networking products and related services are expected to continue to account for a substantial portion of the Company's revenue for the foreseeable future. The Company's business strategy is based on the belief that ATM will be the technology underlying switched enterprise-wide networks as well as the interactive broadband architecture of future network environments. Accordingly, the Company's business opportunities and results of operations will be dependent on continued growth and market acceptance of ATM technology and in the ability of the Company to offer products that provide a smooth and seamless migration path from existing networking technologies to ATM. In the event that networking products based on ATM fail to achieve broad commercial acceptance, the Company would be materially adversely affected.

DECLINE IN GROWTH RATE. Although the Company and the networking industry in which the Company competes have historically experienced increasing sales on an annual basis, the rate of growth in revenue of the networking industry and the Company appears to have slowed. On April 1, 1997, the Company announced that, based on a preliminary analysis, revenue for the fourth quarter of fiscal 1997 will be between $100 million and $103 million or an increase of approximately 35% over the previous year's fourth quarter revenue of $75.3 million. In the fourth quarter of fiscal 1996, revenue had increased by approximately 100% to $75.3 million, as compared with $37.7 million in the fourth quarter of the previous year. The Company's rate of growth in revenue in the fourth quarter of its 1997 fiscal year was adversely affected by several factors, including increased competition in the switched networking segment of the networking industry, longer sales cycles for the larger deals for which the Company competes and slower sales growth in international markets. Due to these and other factors, the Company expects that, in the future, its revenue may grow at a slower rate than was experienced in previous periods.

COMPETITION. The networking industry is intensely competitive. Many networking companies, including 3Com Corporation, Bay Networks, Inc., Cabletron Systems, Inc., Cisco Systems, Inc. and Newbridge Networks Corporation, and certain computer companies, including Digital Equipment Corporation, International Business Machines Corporation and Sun Microsystems, Inc., sell, or have announced their intention to develop, networking products that are, or will be, competitive with the Company's products. In addition, other companies, such as central-office equipment vendors, long-distance carriers and cable television operators, may seek to apply their communications expertise to the markets served by the Company. Many of these current and prospective competitors have greater name recognition, a larger installed base of networking products, more extensive engineering, manufacturing, marketing and distribution capabilities and greater financial, technological and personnel resources than does the Company.

The Company expects price competition to persist in the networking industry. The Company has lowered prices on a regular basis and added new products and features without increasing prices. There can be no assurance that the Company will be able to compete in such a price environment. If such pricing pressures are not mitigated by cost reduction or changes in product mix, the Company's business, results of operations and financial condition could be materially adversely affected.

INDUSTRY CONSOLIDATION. The networking industry is currently undergoing a period of consolidation in which companies, including some of the Company's major competitors, are participating in business combinations and acquisitions thereby creating companies with larger market shares, customer bases, sales forces, product offerings and technology and marketing expertise. There can be no assurance that the Company will be able to compete successfully in such an environment.

MANAGEMENT OF GROWTH. The Company's growth, both in sales and in the number of its employees, has placed and could continue to place a significant strain on its resources. Certain of the Company's senior management and other key employees have not had previous experience in managing a large company. The integration of ALANTEC Corporation, which was acquired by the Company in February 1996, in addition to the integration of three smaller companies, acquired during the 1997 fiscal year, has required, and will continue for the foreseeable future to require, substantial attention from senior management and key employees of the Company. In addition, the Company may in the future acquire additional businesses, products or technologies. There can be no assurance that the Company will be able to manage its expansion or integrate the operations of any businesses, products or technologies it has acquired or may in the future acquire; the failure to do so could materially adversely affect the Company.

EVOLVING INDUSTRY STANDARDS AND RAPID TECHNOLOGICAL DEVELOPMENT. The markets for the Company's products are characterized by evolving industry standards and rapid technological development. The Company's success will depend, in part, upon its ability to influence the development of industry standards, to maintain its technological leadership, to enhance and expand its existing product offerings and to develop in a timely manner new products which achieve market acceptance. The Company believes that its ability to compete successfully is also dependent upon the continued compatibility and interoperability of its products with products and architectures offered by various vendors and on the timely development of industry standards. There can be no assurance that the Company will be able effectively to address the compatibility and interoperability issues raised by technological changes or that new industry standards will be developed in a timely manner. The Company would be materially adversely affected if it were to incur significant delays or be unsuccessful in developing new products or enhancements, if any such products or enhancements did not gain market acceptance or if a delay in the creation of industry standards resulted in customers deciding not to deploy ATM in their networks or to delay such deployment. In addition, there can be no assurance that products or technologies developed by others will not render the Company's products noncompetitive or obsolete.

INTELLECTUAL PROPERTY. While the Company believes that its success is ultimately dependent upon its ability to innovate and to enhance its presence in the networking industry, its capacity to compete successfully in that industry depends, in part, upon its ability to protect proprietary technology contained in its products. The Company currently relies upon a combination of patent, trade secret, copyright and trademark laws and contractual restrictions to establish and protect proprietary rights in its products. The Company also enters into confidentiality and invention assignment agreements with its employees and enters into non-disclosure agreements with its suppliers, distributors and appropriate customers so as to limit access to and disclosure of its proprietary information. There can be no assurance that these statutory and contractual arrangements will be sufficient to deter misappropriation of the Company's proprietary technologies or independent third-party development of similar technologies. The development of alternative technologies by third parties could adversely affect the competitiveness of the Company's products. Further, the laws of some countries do not provide the same degree of protection of the Company's proprietary information as do the laws of the United States. Finally, the Company's adherence to industry-wide technical standards and specifications may limit the Company's opportunities to provide proprietary product features capable of protection.

The Company, like other companies in the networking industry, is also subject to the risk of litigation alleging infringement of third party intellectual property rights. There can be no assurance that third parties will not assert infringement claims against the Company in the future with respect to current or future products. Any such claims could require the Company to expend significant sums in litigation, pay damages, develop non-infringing technology or acquire licenses to the technology which is the subject of asserted infringement.

DEPENDENCE ON KEY PERSONNEL. The Company's success to date has been significantly dependent on the contributions of its founders, Eric C. Cooper, Onat Menzilcioglu, Francois J. Bitz and Robert D. Sansom, and the loss of the services of one or more of them could have a material adverse effect on the Company. The Company's success also depends, to a significant extent, upon a number of other key employees. The loss of the services of one or more of these key employees also could have a material adverse effect on the Company. The Company believes that its future success will depend not merely on retaining its key personnel, but also upon its ability to attract and retain additional highly-skilled technical, managerial, manufacturing, sales and marketing personnel. Competition for such personnel is intense. There can be no assurance that the Company will be able to anticipate accurately, or to obtain, the personnel that it may require in the future. The failure to obtain needed personnel, when and as needed, could have a material adverse effect on the Company.

DEPENDENCE ON SUPPLIERS. All of the materials used in the Company's products are purchased under contracts and purchase orders with third parties. While the Company believes that many of the materials used in the production of its products are generally readily available from a variety of sources, certain components are available from one or a limited number of suppliers.

The lead times for delivery of certain of these components can be at least twelve weeks. If the Company fails to forecast its requirements accurately for such long lead-time components, then it may experience shortages which could result in product shipment delays which would adversely affect the Company.

DEPENDENCE ON CUSTOMERS. Revenue from United States government agencies represented approximately 7%, 7% and 10% of the Company's revenue on a consolidated basis for the years ended March 31, 1996, 1995 and 1994, respectively. These United States government customers include more than twenty different agencies, each of which makes its own procurement decisions. These government customers may from time to time reduce their budgets and expenditures or cancel orders. In addition, current Congressional initiatives to balance the federal budget could curtail spending of government agencies in a manner which may lead such customers to reduce their expenditures for the Company's products. Reductions in sales to current customers, if not offset by sales to new or existing customers, could have a material adverse effect on the Company.

INTERNATIONAL SALES, REGULATORY STANDARDS AND CURRENCY EXCHANGE. International sales accounted for approximately 39% of the Company's revenue on a consolidated basis for the year ended March 31, 1996 and approximately 46% of the Company's revenue on a consolidated basis for the quarter ended December 31, 1996. The Company expects that international sales will continue to be a significant portion of its business as it seeks to expand its international presence. However, in the fourth quarter of fiscal 1997, the Company experienced slower sales in international markets and there can be no assurance that the Company's revenue from international sales will continue to constitute a significant portion of its business; a decline in international sales could have a material adverse effect on the Company. In addition, while the Company's current products are designed to meet relevant regulatory requirements of foreign markets in which they are sold, any inability to obtain any required foreign regulatory approvals on a timely basis could have a material adverse effect on the Company. Additionally, the Company's international business may be adversely affected by changes in demand resulting from fluctuations in currency exchange rates and local purchasing practices, including seasonal fluctuations in demand and slower payment of invoices, as well as by risks such as increases in duty rates, difficulties in distribution and constraints upon international trade.

EFFECT OF ECONOMIC AND MARKET CONDITIONS. Sales of networking products fluctuate, from time to time, based on numerous factors, including customers' capital spending levels and general economic conditions. Future declines in networking product sales, as a result of general economic conditions or for any other reason, could have a material adverse effect on the Company.

LIMITED OPERATING HISTORY; POTENTIAL FLUCTUATIONS IN OPERATING RESULTS. The Company was founded in April 1990 and first shipped products in November 1991. Although the Company has historically experienced increasing sales, the Company may experience fluctuations in operating results in the future, both on an annual and a quarterly basis, caused by various factors, including general economic conditions, specific economic conditions in the computer networking industry, the size and timing of customer orders, the pattern and seasonality of customer purchasing cycles, the introduction of new technologies and products by the Company or its competitors, the mix of products sold and the mix of product channels through which products are sold. In addition, as a strategic response to a changing competitive environment, the Company may elect, from time to time, to make certain pricing, product or marketing decisions, and any such decisions could have a material adverse effect on its periodic results of operations.

POTENTIAL VOLATILITY OF STOCK PRICE. The market price of the Company's Common Stock has been and may continue to be volatile. Factors such as fluctuations in the Company's operating results, announcements of technological innovations or new products by the Company or its competitors, developments with respect to patents or proprietary rights, changes in financial estimates by, or expectations or recommendations of, securities analysts, general market conditions and sales of substantial amounts of the Company's Common Stock in the public market, or the prospect of such sales, may have a significant effect on the market price of its Common Stock. Stock price fluctuations could affect the Company's operations by making it more difficult to attract and retain qualified personnel or complete business acquisitions in the future.

ANTITAKEOVER EFFECT OF CERTAIN CHARTER, BY-LAW AND OTHER PROVISIONS. Certain provisions of the Company's Amended and Restated Certificate of Incorporation, as amended, and Second Amended and Restated By-laws and Delaware law could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. Certain of such provisions allow the Company to issue preferred stock with rights senior to those of the Common Stock and impose various procedural and other requirements which could make it more difficult for stockholders to effect certain corporate actions.


                                USE OF PROCEEDS

         The Company will not derive any proceeds from the sale of any of the Shares offered hereby.


                            THE SELLING STOCKHOLDERS

         The 3,940,728 Shares offered hereby were acquired by the Selling Stockholders in connection with the merger, effective December 23, 1996, of Alpha, a wholly-owned subsidiary of the Company, with and into Cadia (the "Cadia Transaction") pursuant to an Agreement and Plan of Merger, dated December 20, 1996, by and among the Company, Alpha, Cadia, Bing Yang, Gregor N. Ferguson, Peter J. Nesbeda, Jeffrey P. McCarthy, Raymond W. DeZenzo, Jr., Caralyn A. Brown and David E. Schantz (the "Cadia Agreement"). Prior to the Cadia Transaction, Gregor N. Ferguson served as Cadia's President and as a director of Cadia, Bing Yang served as Cadia's Treasurer and as a director of Cadia, Anthony J. Medaglia, Jr. served as Cadia's Secretary, Peter J. Nesbeda served as Cadia's Vice President of Operations, Raymond W. DeZenzo, Jr. served as Cadia's Vice President and Chief Financial Officer and Jeffrey P. McCarthy served as Cadia's Vice President of Business Development. The Selling Stockholders were the holders of all the outstanding capital stock of Cadia and received in exchange therefor an aggregate of 3,940,728 shares of Common Stock. As of April 21, 1997, the number of shares of Common Stock held by each of Bing Yang, Gregor N. Ferguson, Peter J. Nesbeda, Jeffrey P. McCarthy, Raymond W. DeZenzo, Jr.,

Caralyn A. Brown, David E. Schantz, Matrix Partners IV, North Bridge, Matrix IV Entrepreneurs, Anthony J. Medaglia, Jr. and Gary Bowen was 253,136, 395,628, 203,560, 41,827, 33,462, 30,673, 101,780, 1,249,155, 1,022,700, 65,745, 29,220
and 29,220, respectively. As of April 21, 1997, Christopher M. Aldrich, Salvatore I. Anfuso, Derek Sen-Wen Chen, Ann M. Correa, Gregory A. Heidelberger, Dave A. Kopp, Diana S. Ng, Catherine A. Presti, Ronald F. Presti, Britt A. Ritzinger, Christopher Roche, Cheryl B. Scattaglia, Steve H. Sherry, Brian M. Sullivan, San Qi Li, Rock Ventures, LLC, Steve Tabaska, Alan Taffel, Telechoice, Inc., Eric MacDonald, David Sung and Marden Marshall held, in the aggregate, 484,622 shares of Common Stock. Assuming that all shares offered by them hereby are sold, the number of shares owned by each of the Selling Stockholders will be zero.

         Certain of the Shares owned by the Selling Stockholders are being held in escrow for a one-year period following the closing of the Cadia Transaction to secure indemnification obligations which may arise in connection therewith. In addition, certain of the Shares owned by Selling Stockholders who are employees of the Company are subject to repurchase by the Company under certain circumstances. Accordingly, such Shares are not available for sale at this time.

         Pursuant to the terms of a certain Registration Rights Agreement entered into concurrently with the Cadia Agreement, the Company is obligated to file at its expense a registration statement under the Securities Act and to use best efforts, among other things, to maintain the effectiveness of such registration statement for a period ending on December 20, 1998 (the second anniversary of the closing of the Cadia Transaction) or such earlier date as the Selling Stockholders are permitted by law to sell the Shares pursuant to Rule 144 under the Securities Act. The Registration Statement, of which this Prospectus forms a part, constitutes such registration statement. In addition, the Registration Rights Agreement grants each Selling Stockholder the right, subject to certain conditions, to assign his, her or its registration rights thereunder to certain permitted transferees including, in the case of Selling Stockholders who are individuals, to members of their families and, in the case of any Selling Stockholder which is a partnership, to any general or limited partner of such partnership. In the event that any Selling Stockholder exercises his, her or its rights to assign such stockholder's registration rights with respect to any shares received by such stockholder in the Cadia Transaction to a permitted transferee, such transferee will be deemed, with respect to such shares, to be a Selling Stockholder for purposes of this Prospectus.

       The Company has agreed to indemnify the Selling Stockholders against certain liabilities in connection with the offering made hereby, including liabilities under the Securities Act.

                             PLAN OF DISTRIBUTION

         The Shares covered by this Prospectus may be sold by the Selling Stockholders or their permitted transferees described above. Such sales may be made at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Shares may be sold by one or more of the following methods: (a) one or more block trades in which a broker or dealer so engaged will attempt to sell all or a portion of the Shares held by the Selling Stockholders as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) in privately negotiated transactions. The Selling Stockholders may effect such transactions by selling Shares to or through broker-dealers, and such broker-dealers will receive compensation in negotiated amounts in the form of discounts, concessions, commissions or fees from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). Such brokers or dealers or the participating brokers or dealers and the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales, and any commissions received by such broker-dealers may be deemed to be underwriting compensation.

         The Selling Stockholders and any other person participating in the sale or distribution of the Shares will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, in connection with transactions in the Shares.

         The Company has agreed to supply the Selling Stockholders with such number of copies of this Prospectus as they may reasonably request. The Selling Stockholders will in all cases be responsible for complying with the prospectus delivery requirements of Section 5(b)(2) of the Securities Act in connection with the offering and sale of the Shares.


                                    EXPERTS

         The consolidated financial statements incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended March 31, 1996 have been so incorporated in reliance upon the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                            VALIDITY OF COMMON STOCK

         The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Morgan, Lewis & Bockius LLP, Pittsburgh, Pennsylvania. As of April 16, 1997, Marlee S. Myers, a partner of Morgan, Lewis & Bockius LLP, beneficially owned 4,000 shares of Common Stock and held options to acquire up to 40,000 shares of Common Stock.

===============================================================================

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS
UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


                                3,940,728 SHARES


                               FORE SYSTEMS, INC.


                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)


                            _______________________


                               TABLE OF CONTENTS

Available Information.........................................................2
Incorporation of Certain Information
  by Reference................................................................2
Risk Factors..................................................................3
Use of Proceeds...............................................................6
The Selling Stockholders......................................................6
Plan of Distribution..........................................................7
Experts.......................................................................8
Validity of Common Stock......................................................8

===============================================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         Following is an estimate of the expenses to be incurred in connection with the offering and sale of the securities being registered, other than selling commissions:

SEC registration fee..................................    $16,647.00

Legal fees and expenses...............................    $ 1,900.00

Miscellaneous.........................................    $   500.00
                                                          ----------
Total.................................................    $19,047.00
                                                          ==========


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL") permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit. Article Eighth of the Company's Amended and Restated Certificate of Incorporation provides that the personal liability of directors of the Company is eliminated to the fullest extent permitted by Section 102(b)(7) of the DGCL.

Under Section 145 of the DGCL, a corporation has the power to indemnify directors and officers under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a director or officer of the corporation if it is determined that he acted in accordance with the applicable standard of conduct set forth in such statutory provision. Article V of the Company's Second Amended and Restated By-Laws provides that the Company will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another entity, against certain liabilities, costs and expenses. Article V further permits the Company to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another entity against any liability asserted against such person and incurred by such person in any such capacity or arising out of his status as such, whether or not the Company would have the power to indemnify such person against such liability under the DGCL. The Company maintains directors' and officers' liability insurance.

ITEM 16.  EXHIBITS.

         The following exhibits are filed as part of this registration statement:

   EXHIBIT
   NUMBER                                         DESCRIPTION
   -------     ------------------------------------------------------------------------------------
     2.1       Agreement and Plan of Merger, dated as of December 20, 1996, by and among FORE
               Systems, Inc., Alpha Acquisition Corporation, Cadia Networks, Inc., Bing Yang,
               Gregor N. Ferguson, Peter J. Nesbeda, Jeffrey P. McCarthy, Raymond W. DeZenzo, Jr.,
               Caralyn Brown and David E. Schantz (incorporated by reference to Exhibit 2.1 to the
               Company's Form 8-K dated December 23, 1996).

     5.1       Opinion of Morgan, Lewis & Bockius LLP as to the legality of the securities being registered (filed herewith).

    23.1       Consent of Morgan, Lewis & Bockius LLP (included in opinion filed as Exhibit 5.1).

    23.2       Consent of Price Waterhouse LLP (filed herewith).

    24.1       Power of Attorney (included on signature page of this Registration Statement).


ITEM 17.  UNDERTAKINGS.

         (1) The undersigned registrant hereby undertakes: (i) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; (ii) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (iii) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (2) The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liability (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Warrendale, Commonwealth of Pennsylvania, on April 21, 1997.

                                      FORE Systems, Inc.


                                      By: /s/ ERIC C. COOPER
                                          ------------------------------------
                                          Eric C. Cooper
                                          Chairman and Chief Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Eric C. Cooper and Thomas J. Gill, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documentation in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

             SIGNATURE                                      CAPACITY                                 DATE
             ---------                                      --------                                 ----
/s/ Eric C. Cooper                       Chairman and Chief Executive Officer                   April 21, 1997
-------------------------                (Principal Executive Officer) and a Director
Eric C. Cooper


/s/ Onat Menzilcioglu                    President and a Director                               April 21, 1997
-------------------------
Onat Menzilcioglu


/s/ Thomas J. Gill                       Chief Operating Officer, Vice President,               April 21, 1997
-------------------------                Finance, Chief Financial Officer and Treasurer
Thomas J. Gill                           (Principal Financial and Accounting Officer)


/s/ Francios J. Bitz                     Vice President, Engineering and a Director             April 21, 1997
-------------------------
Francois J. Bitz


/s/ Robert D. Sansom                     Vice President, Engineering, Secretary and a           April 21, 1997
-------------------------                Director
Robert D. Sansom


/s/ John C. Baker                        Director                                               April 21, 1997
-------------------------
John C. Baker


/s/ Daniel W. McGlaughlin                Director                                               April 21, 1997
-------------------------
Daniel W. McGlaughlin

                                 EXHIBIT INDEX


   EXHIBIT
   NUMBER                                   DESCRIPTION
   ------      --------------------------------------------------------------------
    2.1        Agreement and Plan of Merger, dated as of December 20, 1996, by and among FORE Systems, Inc., Alpha Acquisition Corporation, Cadia
               Networks, Inc., Bing Yang, Gregor N. Ferguson, Peter J. Nesbeda,
               Jeffrey P. McCarthy, Raymond W. DeZenzo, Jr., Caralyn Brown and
               David E. Schantz (incorporated by reference to Exhibit 2.1 to the
               Company's Form 8-K dated December 23, 1996).

    5.1 Opinion of Morgan, Lewis & Bockius LLP as to the legality of the securities being registered.

   23.1 Consent of Morgan, Lewis & Bockius LLP (included in opinion filed as Exhibit 5.1).

   23.2        Consent of Price Waterhouse LLP.

   24.1        Power of Attorney (included on signature page of this Registration
               Statement).